Exhibit 10.14

VENDOR MASTER SERVICES AGREEMENT

This Vendor Master Services Agreement (the “Agreement”) is made as of the 29th day of September, 2021, (the “Effective Date”) between PRECISIONvalue (Chicago), LLC, with an address of 72 West Adams Street, Suite 1200, Chicago, IL 60603 (“Precision”) and SyraHealth, with an office at 1119 Keystone Way N #201, Carmel, IN 46032 (“Vendor”) (with each of Precision and Vendor being hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Precision is in the business of providing specialized services to support the development and commercialization of personalized medicine products by its clients in the biopharmaceuticals, biotechnology and diagnostics industries; and

WHEREAS, Vendor is in the business of providing services relating to medical communications support; and

WHEREAS, Precision may desire to engage Vendor to furnish certain services from time to time in connection with services provided by Precision to is clients (each such client being hereinafter referred to as a “Precision Client” and each such Precision agreement with a Precision Client being hereinafter referred to as a “Prime Contract”), and Vendor desires to perform such services, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, Precision and Vendor hereby agree as follows:

(1)	Services. Precision may engage Vendor to perform services (collectively, the “Services”) as mutually agreed upon by the Parties from time to time pursuant to one or more statements of work substantially in the form of Exhibit A attached hereto (each, an “SOW”).

(2)	Statements of Work. Each SOW shall include a description of the services and deliverables to be provided by the Vendor, the fees and expenses to be paid in connection with the services described therein, and any project specific requirements. Each SOW shall reference and be subject to the terms and conditions of this Agreement, and, in the event of any conflict between the terms of an SOW and this Agreement, the terms of this Agreement shall control unless the SOW expressly acknowledges the conflict and expressly states that the conflicting SOW provisions will control.

(3)	Change Orders. Any change in the details of an SOW or the assumptions upon which the SOW is based may require changes in the budget and/or time lines, and shall require a written amendment to the SOW (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, fees, time line or other matter, as appropriate. A Change Order will become effective only upon the execution of the Change Order by both Parties. Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party.

(4)	Affiliates. The Parties agree that Affiliates of Precision may obtain Services from the Vendor hereunder if the Affiliate enters into an SOW in its own name. In such event, the Affiliate shall be bound by the terms of this Agreement and shall have all of the rights and obligations of Precision under this Agreement with respect to the Services contemplated by each SOW to which it is a party, and where the context requires, references to “Precision” in this Agreement (and the related rights and obligations) shall apply to the relevant Precision Affiliate. Precision shall not have any liability with respect to any SOW entered into by any such Affiliate except to the extent Precision otherwise expressly agrees in writing. For purposes of this Agreement, an “Affiliate” of any Party shall be any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such Party, and the term “control,” whether used as a noun or a verb, means the possession, directly or indirectly, of the power to affirmatively direct, or affirmatively cause the direction of, the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

(5)	Independent Contractors. Vendor is an independent contractor of Precision. Nothing contained herein shall in any way constitute an agency, partnership or joint venture between the Parties or be construed to evidence the intention of the Parties to constitute an agency, partnership or joint venture. Neither Party, nor any of its employees, consultants, contractors, agents, are agents, employees or joint venturers of the other, nor do they have any authority whatsoever to bind such other Party by contract or otherwise. Vendor will be fully responsible for all withholding and paying of taxes and social security for its personnel, and for compliance with all applicable federal and state employment laws, including, but not limited to worker’s compensation, unemployment insurance, affirmative action, and other personnel related legal requirements.

(6)	Non-Exclusive Relationship. Nothing in this Agreement shall be construed as an obligation of Precision or any Precision Affiliate to request Services from Vendor unless and until the parties enter into a SOW for such Services.

(7)	Performance.

a)	Performance. Vendor shall perform the Services in strict conformance with the requirements of this Agreement, the applicable SOW, and any applicable terms and conditions of any Prime Contract to which the Services relate (as set out in an SOW or as described in a written notice given by Precision to Vendor from time to time). Vendor acknowledges that time is of the essence in connection with its performance and delivery obligations hereunder.

b)	Standards for Performance; Compliance with Law. Vendor shall perform the Services in accordance with the highest professional and industry standards and practices. Vendor shall comply with all laws, rules and regulations applicable the Services, Vendor, Precision or the Precision Client, as applicable (collectively, “Applicable Law”) which may include, but are not limited to, the United States Federal Food, Drug, and Cosmetic Act and its implementing regulations; the U.S. Foreign Corrupt Practices Act and the UK Bribery Act and all similar laws of other countries where Services are being provided (“Anti-Corruption Laws”); Data Privacy Laws (as hereinafter defined); and any applicable FTC rules or regulations. In addition, Vendor shall obtain and maintain all applicable licenses, accreditations, certifications, permits, and authorizations required to provide the Services in the country in which they are performed.

c)	Progress Reports. Vendor shall provide regular updates as to the progress of the Services at a frequency and in a manner mutually agreed upon in the applicable SOW.

d)	Equipment and Materials. Unless otherwise specified in the applicable SOW, Vendor, at its sole expense, shall provide all equipment, materials, and supplies necessary to accomplish the Services.

e)	Records. Vendor shall maintain records related to the Services (“Records”) in the ordinary course of its business in the manner that a prudent organization providing services similar to the Services would maintain similar records, and shall keep full and accurate records and accounts of all its activities in connection with this Agreement, including reasonable substantiation of all Services provided and expenses incurred, and (ii) maintain a system of internal controls sufficient to provide reasonable assurance that all transactions related to this Agreement are executed and are properly recorded in Vendor’s books and records. All Records shall be maintained by Vendor for at least five (5) years after completion of the Services, and at least sixty (60) days before the expiration of such five (5) year period Vendor shall contact Precision in writing to determine if Precision wishes to obtain the Records from Vendor, and, if requested, provide such Records to Precision or its designee, at Precision’s request.

f)	Correction of Deficiencies. Vendor shall correct any Services not performed in accordance with the requirements of this Agreement at no cost to Precision. If Vendor does not immediately correct such deficiencies after notice thereof, Precision may cause the same to be corrected by a third party or by Precision, at the expense of Vendor. This remedy shall be in addition to any other remedies, in law or in equity, available to Precision.

(8)	Vendor Representations, Warranties and Covenants. Vendor represents, warrants and agrees that:

a)	all of its employees, staff, contractors, agents and any other persons or entities retained to perform any of the Services are properly qualified and trained to perform the Services in accordance with the terms of this Agreement and the applicable SOW;

b)	it is licensed, registered, or qualified under local law, regulations, policies, and administrative requirements to do business and, to the extent required by applicable law, has obtained all legal and regulatory approvals, consents, licenses and permissions and completed such registrations as may be necessary or required by law to provide the Services;

c)	it will not perform any actions that are prohibited by local and other anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and all similar laws of other countries where Services are being provided (collectively, “Anti- Corruption Laws”), and, without limiting the foregoing, shall not make any payments, or offer or transfer anything of value, to any government official or government employee, or any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate any Anti-Corruption Laws;

d)	in providing the Services, it will not and has not infringed, and the use of deliverables and materials (in whatever form) provided by the Vendor as part of the Services and the intellectual property rights in the same has not and will not infringe the rights of any third party;

e)	it has not provided any Services or Work Product that contains any viruses, disabling code, or other features that would impair or otherwise interfere with Precision’s use of the Work Product or the systems the Work Product is intended to be used with; (ii) it has provided all Services and Work Product free and clear of any encumbrances or liens and shall clear all rights for Precision’s and the Precision Clients’ use and enjoyment of the Services and Work Product; and (iii) it has not infringed, and the use of the deliverables and materials (in whatever form) provided by the Vendor as part of the Services and the intellectual property rights in the same will not infringe the intellectual property or other rights of any third party; and

f)	neither it nor its Affiliates nor any of their employees, subcontractors and agents have been (i) debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a (a) or (b) as amended, or any equivalent legislation in any jurisdiction, or (ii) threatened to be debarred or voluntarily excluded or indicted for a crime or otherwise engaged in conduct for which a person can be debarred, or subject to any government sanction that would prevent the rendering of Services, nor (iii) excluded from participation in any health-care program (state or federally- funded or otherwise); and it shall immediately notify Precision in the event of any such debarment, voluntary exclusion, charge, criminal conviction, caution, threat, indictment or exclusion occurring during the term of this Agreement.

Where Precision has approved the use by Vendor of a third party, the representations and warranties above shall also be deemed to have been given by Vendor in respect of such third party.

(9)	Materials. At the completion of the Services described in an SOW, Vendor shall return to Precision or its designee, or if Precision so directs in writing, destroy in a manner approved by Precision, all materials that were furnished to Vendor for or in connection with such SOW by or on behalf of Precision or the Precision Client any materials that were generated by Vendor in connection with the Services, other than materials which expressly constitute Vendor’s property under the terms of this Agreement (collectively, “Materials”).

(10)	Intellectual Property.

a)	Precision Property. All concepts, layouts, content, data, information, inventions, discoveries or other materials furnished by or on behalf of Precision or a Precision Client for use in connection with the Services, including, without limitation, Materials (collectively “Precision Property”) shall be the sole and exclusive property of Precision.

b)	Work Product. All ideas, concepts, layouts, content, information, reports, results information, reports, results, inventions, improvements, discoveries, enhancements, modifications, and data of every kind and description conceived, generated, made or reduced to practice, as the case may be, and other intellectual property produced, generated, or otherwise made or obtained by Vendor and its contractors in connection with the performance of Services hereunder or through the use of Materials or Precision Confidential Information (collectively, “Work Product”) shall be the sole and exclusive property of Precision. All Work Product shall be considered a work made for hire to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of Precision. In the event any of said Work Product or portion thereof shall not be legally qualified as a work made for hire, Vendor hereby assigns to Precision all Work Product and all existing and future intellectual property rights (including, without limitation, patents, copyright and related rights) therein to the fullest extent permitted by law. Vendor hereby irrevocably appoints Precision to be Vendor’s attorney in fact to execute and do any such instrument or thing and generally to use the Vendor’s name for the purpose of giving Precision or its nominee the benefit of this Section (10). Vendor shall further ensure that all contractors, vendors, and agents execute assignment agreements with Vendor to provide Vendor with full ownership rights in and to the Work Product so as to allow Vendor to assign such Work Product to Precision and Vendor and all such third parties shall waive all moral or other equivalent rights in and to the Work Product.

c)	Vendor Property. Notwithstanding the foregoing, Precision acknowledges that Vendor possesses certain confidential and proprietary inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, which have been independently developed by Vendor and which relate to its business or operations (collectively “Vendor Property”). The Parties agree that Vendor Property is the sole and exclusive property of Vendor. Vendor hereby grants to Precision and the applicable Precision Client an irrevocable, non- exclusive, royalty-free, world-wide, perpetual, transferable and sub-licensable license (through multiple tiers) to use, copy, modify, adapt, create derivatives of or otherwise exploit or have used (but not to sell) Vendor Property (including improvements and modifications thereto as described in this Section), so as to permit the full, unrestricted use and benefit of any Work Product delivered to Precision under this Agreement or any SOW.

d)	Third Party Materials. Vendor may license third party rights or materials to include in the Work Product only with Precision’s prior written consent. Vendor shall ensure that all third party materials are licensed to Precision on an irrevocable, perpetual, royalty-free, and worldwide basis to allow Precision, Precision Clients and their Affiliates to copy, use, adapt, modify, or otherwise exploit such third party materials for any purpose without any further payment or obligation of any kind to any such third party, subject, however to any restrictions or conditions approved by Precision in advance and in writing.

(11)	Confidentiality.

a)	For purposes of this Agreement, (i) the term “Precision Confidential Information” shall mean all commercial, business, financial, pricing, sales, personnel, strategic, scientific, medical and technical information and data relating to Precision, its Affiliates, Precision Clients and their Affiliates, the Services, including, without limitation, Materials, this Agreement, its Exhibits and any subsequent SOWs, all Work Product, and any and all information and data generated or derived as a result of Vendor’s performance of the Services under this Agreement, in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located), (ii) the term “Vendor Confidential Information” shall mean all information regarding Vendor operations, methods, and pricing and all Vendor Property (as defined in Section (10) above), disclosed by Vendor to Precision in connection with this Agreement and the Services provided hereunder; and (iii) the term “Confidential Information” shall mean Precision Confidential Information and/or Vendor Confidential Information, as applicable.

b)	Each Party (the “Receiving Party”) agrees that, during the term of this Agreement and for a period of five (5) years thereafter, it shall maintain the Confidential Information of the other Party (the “Disclosing Party”) in strict secrecy and confidence and shall not disclose any of the Disclosing Party’s Confidential Information to any third party, nor shall it use such Confidential Information for any purpose other than in connection with the Services and this Agreement, without the express written consent of the Disclosing Party, except that Precision may disclose Vendor Confidential Information to Precision Clients and Precision Affiliates provided such entities are subject to legally binding nondisclosure restrictions at least as restrictive as the terms of this agreement. The Receiving Party agrees to use the same degree of care to prevent any unauthorized access, disclosure or publication of the Confidential Information of the Disclosing Party as the Receiving Party uses to protect its own Confidential Information of like nature but in no event less than a reasonable degree of care.

c)	The foregoing obligation of confidentiality and nonuse will not apply to any information which (i) is already in, or comes into, the public domain other than through the Receiving Party’s unauthorized disclosure; (ii) the Receiving Party can demonstrate was already in its possession prior to receipt of the Confidential Information as evidenced by the Receiving Party’s contemporaneous written records, (iii) is approved for public release by written authorization of the Disclosing Party, or (iv) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the Receiving Party; provided, however, that in the event the Receiving Party is ordered by a court or other government agency to disclose any Confidential Information, the Receiving Party shall, so long as it is legally permissible, give the Disclosing Party reasonable advance written notice so as to permit the Disclosing Party to seek a protective order with respect to such information and thereafter the Receiving Party shall disclose only the minimum information required to be disclosed in order to comply. If the Receiving Party is required by law to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall disclose only that information required to comply with the legal requirement and shall continue to maintain the confidentiality of the Disclosing Party’s Confidential Information with respect to all other third parties.

d)	All Precision Confidential Information and copies thereof shall be the property of Precision and/or the relevant Precision Affiliate or Precision Client and, unless otherwise agreed by Precision in writing, at the written request of Precision at any time, Vendor shall, return to Precision or destroy all (or identified portion of) Precision Confidential Information in its possession. Notwithstanding the foregoing, Vendor may retain one archival copy of such Confidential Information in a limited access file for purposes of monitoring its ongoing obligations hereunder and to comply with any applicable regulatory requirements.

(12)	Data Privacy.

a)	For purposes of this Agreement, the following terms shall have the meanings given to them below:

i)	“Data Protection Laws” means EU Data Protection Laws and all other privacy and data protection laws of any other country, including, without limitation, the Health Insurance Portability & Accountability Act of 1996 (HIPAA) in the US, and any other applicable data protection laws in any jurisdiction.

ii)	“EU Data Protection Laws” means the General Data Protection Regulation (EU) 2016/679 or GDPR, as applicable, and/or any EU or Member State law or regulation that may amend, replace, complement or supersede the GDPR from time to time.

iii)	“GDPR” means EU General Data Protection Regulation 2016/679.

iv)	“Personal Data” means Personal Data as defined in the EU Data Privacy Directive, and any other information or data that relates to a legal or natural person and that is subject to any Data Protection Laws.

v)	“Subprocessor” means a Processor processing personal data on behalf of another Processor, which gives it instructions on behalf of a Controller or of another Processor.

vi)	The terms “Processing”, “Controller”, “Processor”, “Data Subject”, “Data Concerning Health”, “Personal Data Breach” and “Supervisory Authority” shall have the definitions provided by the GDPR.

b)	In addition to the confidentiality obligations set forth in Section (11) above, if, in connection with the performance of Services hereunder, Vendor receives, observes or otherwise comes into possession of any Personal Data the provisions of this Section (12) shall apply. In the event of a conflict between the terms and conditions of this Section (12) and any other terms in this Agreement, the terms and conditions of this Section (12) shall control.

c)	The Parties recognize and agree that, in the context of performance of the Services, Precision is a data Processor, acting on behalf and instructions of the Precision Client, and Vendor is a sub-Processor, acting on behalf and instructions of Precision.

d)	Precision hereby authorizes Vendor to Process Personal Data for the sole purpose of performance of the Services. Vendor shall: (i) Process Personal Data only on behalf and for the purposes of, and only as instructed by Precision in writing, including as instructed in the applicable SOW, and in compliance with all Data Privacy Laws; (ii) provide adequate technical and organizational measures to prevent unauthorized processing and accidental loss of such information; (iii) not export, transfer, store, or remotely access Personal Data that is not subject to EU Data Privacy Laws in a manner that will make such Personal Data subject to EU Data Privacy laws , (iv) not subcontract the processing of data without Precision’s express written consent, which consent may be withheld in Precision’s sole and absolute discretion; (v) assist Precision in all reasonable respects, through appropriate technical and organizational measures, in fulfilling its obligation to comply with requests relating to the exercise of rights by the Personal Data subjects, (vi) immediately notify Precision in writing, of any known or suspected Personal Data Breach, which notice shall describe the nature of the breach, the probable consequences and the measures taken or to be taken by Vendor to remedy the breach of Personal Data, and (g) upon termination or expiration of this Agreement or the applicable SOW , at Precision’s option, return all Personal Data to Precision or its designee, or delete it and provide Precision with a certificate of destruction. In addition, Vendor shall not export, transfer, store, remotely access Personal Data, or permit any of the latter in/from a country which is not part of the European Economic Area and does not benefit from an adequacy recognition decision of the European Commission pursuant to Article 45 of the GDPR, without Precision’s express written consent. Such export, transfer, storage, remote access or the permission thereof must in any case be secured through the provision of appropriate guarantees, which may consist in (i) applicable standard data protection clauses pursuant to Article 46.2 c) or d) of the GDPR, (ii) binding corporate rules pursuant to Article 46.2 b) of the GDPR, or (iii) any other instrument recognized by the GDPR and approved by the European Commission or a Supervisory Authority. At Precision’s request, Vendor shall provide a comprehensive and up to date list of the countries in which Personal Data is stored and/or from which it is remotely accessed.

e)	Without limiting Vendor’s obligations as set forth above, Vendor shall implement administrative, physical, and technical safeguards to protect Personal Data from unauthorized access, acquisition, or disclosure, destruction, alteration, accidental loss, misuse, or damage that are no less rigorous than accepted industry practices, and shall ensure that all such safeguards, including the manner in which Personal Data is created, collected, accessed, received, used, stored, processed, disposed of, and disclosed, comply with applicable Data Privacy Laws, as well as the terms and conditions of this Agreement.

f)	Anything in this Agreement to the contrary notwithstanding, Vendor shall not disclose or transfer any Personal Data to any subprocessor or other person or entity without Precision’s prior written consent. Where such consent is given, Vendor shall (i) remain fully liable to Precision for the subprocessor’s or other person or entity’s acts and omissions with respect to such Personal Data; and (ii) ensure that the subprocessor’s or other person or entity’s Processing is carried out under a written contract imposing on the subprocessor, or other person or entity the same obligations as are imposed on the Vendor under this Agreement; (iii) ensure compliance of the Processing with applicable Data Protection Laws; and (iv) ensure that all subprocessors or other persons or entities offer adequate guarantees with regard to applicable obligations in terms of security of the Processing and of confidentiality of Personal Data.

g)	In the event of an actual or suspected Personal Data Breach, Vendor shall fully cooperate with Precision and the applicable Precision Client in their handling of the matter, including, without limitation: (i) assisting with any investigation; (ii) providing Precision and the applicable Precision Client with physical access to the facilities and operations affected; (iii) facilitating interviews with Vendor’s employees and others involved in the matter; and (iv) making available all relevant records, logs, files, data reporting, and other materials required to comply with applicable law, regulation, industry standards, or as otherwise required by Precision.

h)	Vendor shall be responsible for all expenses incurred by Precision, its Affiliates and Precision Clients as a result of a breach of this Section (12), including, without limitation: (i) expenses to provide notice of an Data Breach to affected individuals; (ii) expenses to investigate or remediate a Personal Data Breach or failure to comply with Data Privacy Laws; (iii) expenses to provide credit monitoring services to individuals on an opt-in basis if requested by a regulator; and (iv) expenses to respond to or address any investigation by regulators or law enforcement.

i)	Upon Precision’s request, Vendor will grant Precision, the applicable Precision Client, and their designees permission to perform an assessment, audit, examination, and/or review of all controls in Vendor’s physical and/or technical environment in relation to Personal Data being handled and/or Services being provided pursuant to this Agreement. Vendor shall fully cooperate with such assessment by providing access to knowledgeable personnel, physical premises, documentation, infrastructure, and application software that processes, stores, or transports Personal Data for Precision pursuant to this Agreement. In addition, upon Precision’s written request, Vendor shall provide Precision with the results of any audit by or on behalf of Vendor performed that assesses the effectiveness of Vendor’s information security program as relevant to the security and confidentiality of Personal Data shared during the course of this Agreement.

(13)	Terms of payment.

a)	Precision will compensate Vendor in accordance with the terms of the applicable SOW for work satisfactorily performed and will reimburse Vendor for certain expenses incurred by Vendor identified as reimbursable or pass-through expenses in the applicable SOW (“Pass-Through Costs”). Notwithstanding the foregoing, Precision shall have no obligation to make any payments in excess of the maximum cumulative total specified in the applicable SOW.

b)	Vendor shall submit invoices to Precision in accordance with the payment schedule set forth in the applicable SOW. Each invoice must be sufficiently detailed to identify the nature, timing and extent of the Services. Pass-Through Costs must be identified and itemized separately, and invoices for Pass-Through Costs must include original receipts documenting the expense. Vendor may invoice only for Pass-Through Costs actually incurred, with no mark-up in cost or administrative fee. Vendor shall submit final invoices within sixty (60) days after the earlier to occur of (i) termination or expiration of the applicable SOW, or (ii) completion of the Services to be provided under such SOW. Precision shall have no obligation to pay invoices received later than sixty (60) days after such termination or expiration or completion of the Services.

c)	Unless otherwise provided in the SOW, properly submitted invoices for Services satisfactorily performed and Pass-Through Costs properly incurred shall be due and payable within sixty (60) days after Precision’s receipt of the applicable invoice. If any portion of an invoice is disputed, Precision shall pay the undisputed amounts as set forth above and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.

(14)	Audits and inspections. During the term of this Agreement and for a period of three (3) years after its expiration or termination, and upon reasonable notice, Vendor will permit Precision, its Precision Clients, or their agents to inspect Vendor facilities and audit records during normal business hours, including accounting records, relating to Services. Vendor will make available all such records and will provide reasonable assistance in the inspection or audit. All records relating to this Agreement, including but not limited to Vendor’s invoices, will be maintained for a period of three (3) years following termination of expiration of this Agreement unless a longer period is specified in the applicable SOW. To the extent any such audit reveals any overpayments by Precision, Vendor will promptly refund the amount of such overpayment to Precision and if any discrepancy is 5% or more in Precision’s favor, Vendor shall reimburse Precision for all of the reasonable costs of the audit.

(15)	Term and Termination.

a)	The term of this Agreement (the “Term”) shall commence on the Effective Date hereof, and continue until terminated in accordance with the terms of this Section (15).

b)	Precision may terminate this Agreement or any SOW, without cause, upon ten (10) days’ prior written notice to the Vendor or immediately upon written notice in the event a Precision Client terminates the applicable Prime Contract. Precision shall be obligated to compensate Vendor only for Services satisfactorily provided and reimbursable expenses properly incurred up to the date of termination of the SOW or Agreement (as the case may be).

c)	Either Party may terminate this Agreement and/or any SOW issued hereunder, upon written notice to the other, with immediate effect and, in the case of a termination by Precision, with no liability or obligation to make any further payment to Vendor, if the other Party: (i) is in material breach of the terms of this Agreement and fails to cure such breach within thirty (30) days of its receipt of written notice from non-breaching Party specifying the nature of the breach; or (ii) becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it a petition in bankruptcy or has a receiver appointed for a substantial part of its assets.

d)	Vendor may terminate this Agreement without cause upon thirty (30) days prior written notice to Precision, provided, however, that if at the time of such notice, one or more SOWs remain in effect, this Agreement shall remain in effect with respect to such SOWs only, through the satisfactory completion of the Services described therein.

e)	Upon receipt by Vendor of any notice of termination of an SOW or his Agreement, Vendor shall (i) immediately cease performing any further work under the applicable SOW(s) and shall cease incurring additional expenses in connection therewith, (ii) promptly return or destroy all Confidential Information of Precision at Precision’s direction and (iii) immediately deliver all Work Product (including all work in progress) to Precision in the format requested by Precision

(16)	Indemnification; Insurance.

a)	Vendor shall indemnify and hold harmless Precision and Precision Affiliates, Precision Clients and their Affiliates, and any of their respective directors, officers, shareholders, employees, agents, representatives, subcontractors, successors and assigns (the “Precision Indemnified Parties”) from any and against all losses, damages, costs and expenses (including, without limitation, the Indemnified Parties’ reasonable attorneys’ fees and other costs of legal defense, whether direct or indirect) (“Losses”) incurred by any Precision Indemnified Parties as a result of any claim, demand, action or proceeding by any third party (each, a “Claim”) relating to or arising out of (i) any breach of any of Vendor’s representations, warranties and obligations hereunder; (ii) any actual or alleged infringement or misappropriation of any patent, copyright, trademark, trade secret, or other proprietary right by any Work Product; or (iii) any negligent acts or omissions of Vendor and its employees, agents and contractors.

b)	Precision shall indemnify and hold harmless Vendor and Vendor’s Affiliates, and any of their respective directors, officers, shareholders, employees, agents, representatives, subcontractors, successors and assigns (the “Vendor Indemnified Parties”) from any and against all Losses, incurred by any Vendor Indemnified Parties as a result of any Claim relating to or arising out of (i) any material breach of any of Precision’s obligations hereunder; or (ii) any grossly negligent acts or omissions of Precision.

c)	The indemnifying party shall be entitled, at its option, to control the defense of any claim on which it is liable, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition of the claim relates to the indemnified party. The indemnifying party may not, without indemnified party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, settle or compromise any Claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising out of such claim; does not contain any admission or statement suggesting any wrongdoing or liability on behalf of Indemnified Party; and does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of indemnified party or any of its Affiliates.

d)	The indemnified parties shall cooperate in the investigation, defense and settlement of any Claim and shall provide prompt notice of any such Claim or reasonably expected Claim to the indemnifying party. An indemnified party shall have the right to retain its own separate legal counsel at its own expense.

e)	If the Indemnifying Party fails or wrongfully refuses to defend or settle any Claims, then the Indemnified Party shall, upon written notice to the Indemnifying Party, have the right to defend or settle (and control the defense of) such Claims. In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense and settlement of such Claims, and shall pay, as they become due, all costs, damages, and reasonable outside legal fees incurred therefore.

f)	At all times during the term of this Agreement and for a period of three years after its expiration or termination, Vendor shall maintain, at Vendor’s own expense, insurance coverage at such level and terms and with such insurers as are acceptable to Precision in its reasonable discretion, and satisfying any specific requirements identified in the applicable SOW. Vendor shall, on request, supply to Precision copies of such insurance policies, certificates of insurance and evidence that the relevant premiums have been paid. Vendor shall provide Precision with not less than thirty days prior written notice of cancellation or material change in coverage under such insurance policies.

(17)	Waiver of Damages. Neither Party, together with their Affiliates and its and their respective directors, officers, employees, agents or advisors, shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, even any such person shall have been advised of the possibility of such damages, except as may otherwise arise under applicable law, provided, however that the foregoing waiver of liability shall not apply to liability arising from a Party’s indemnification obligations under Section (17) hereof, or a for a Party’s breach of its obligations under Sections (11) or (12) hereof.

(18)	Publication. Vendor may not publish the results of the Services provided hereunder or use the name of Precision or any Precision Clients in any advertising or sales promotional material or in any publication without the express prior written consent of Precision, which consent may be withheld in Precision’s sole and absolute discretion. Neither Vendor nor its employees, agents or subcontractors, shall post any content to any social media platform that identifies or references Precision or any Precision Clients, nor the Services without the prior written consent of Precision.

(19)	Assignment and Subcontracting. Vendor shall not subcontract or delegate any of its duties nor assign or otherwise transfer any of its rights under this Agreement to a third party without the specific prior written consent of Precision, which consent may be withheld in Precision’s sole and absolute discretion. If Precision consents to any such subcontract or delegation to a third party, Vendor shall ensure that the third party meets the performance standards described in this Agreement and complies with all of the applicable terms of this Agreement, and Vendor shall be responsible for any failure by such third party to comply with any of the terms and conditions of this Agreement.

(20)	Injunctive Relief. Each Party agrees that a breach of the provisions of Sections (10), (11) or (12) of this Agreement may result in irreparable harm to the other Party for which money damages would be inadequate. Consequently, in the event of such a breach or threatened breach by a Party, the other Party shall be entitled, without the requirement of posting bond or other security, to seek equitable relief, including injunctive relief and specific performance in addition to other remedies available to such other Party at law or in equity.

(21)	Third Party Beneficiaries. The Parties acknowledge and agree that each Precision Client is an intended third party beneficiary under this Agreement as it relates the SOW for the Study for which it is a Precision Client. Except for the rights of Precision Indemnified Parties and Vendor Indemnified Parties as set forth in Section (17) above, the rights of Precision Affiliates under Section (4) hereof, and the rights of the Precision Client as an intended third party beneficiary of this Agreement, or as expressly set forth in an SOW, there shall be no third party beneficiaries of this Agreement.

(22)	Survival. The rights and obligations of the parties hereto, which by their intent or meaning have validity beyond the termination or expiration of this Agreement, including, but not limited the provisions of Sections (4), 7(e), 7(f), (10) through (12), and (14) through (30) hereof shall survive the termination or expiration of this Agreement.

(23)	Counterparts. This Agreement and each SOW issued hereunder may be executed in any number of counterparts, each of which when executed, shall be an original, and all counterparts together shall constitute one and the same instrument.

(24)	Entire Agreement; No Modification. This Agreement, including the applicable SOW hereunder, represents the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior negotiations, representations or agreements, written or oral, regarding such subject matter. No modification of this Agreement or any SOW hereunder shall be effective unless in writing and signed by each of the parties hereto, and no waiver of any right set forth herein shall be effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

(25)	Notices. Except as otherwise provided, all communications and notices required under this Agreement will be in writing and will be either delivered personally (as evidenced by a signed receipt), or by courier, recognized overnight express carrier, or certified mail, return receipt requested, to the addresses set out above and, in the case of Precision, to the attention of Co-President, or to such other address as is notified in writing by one party to the other from time to time.

(26)	Remedy. Failure to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that (or any other) right or remedy, nor shall it preclude or restrict any further exercise of that (or any other) right or remedy.

(27)	Miscellaneous. Unless the context otherwise requires, a reference to one gender shall include reference to other genders and words in the singular include the plural and vice versa.

(28)	Governing law and jurisdiction. This Agreement shall be shall be construed by and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions. All parties agree to submit to the personal jurisdiction of the State of Delaware and further agree that any cause of action arising under this Agreement must be brought in either federal or state court in the State of Delaware.

(29)	Enforceability. In the event any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion or any such provision and/or the remaining provisions will not be affected thereby.

(30)	Non-Solicitation. Vendor hereby agrees to not, directly or indirectly, solicit for employment or offer employment, employ, whether as an employee or independent contractor, or offer other forms of compensation to Precision’s and its Affiliates’ employees or contractors, provided however that the general advertisement for employees or the general solicitation of employees by a recruiter shall not be deemed a violation of this Section 30. This non-solicitation clause shall remain in effect for the entire Term of this Agreement and for a period of twelve (12) months after this Agreement has expired or been terminated.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed as of the Effective Date hereof.

PRECISIONvalue (Chicago), LLC	SYRAHEALTH

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit A

STATEMENT OF WORK #

This Statement of Work (“SOW”) effective as of October 4th, 2021 (the “Effective Date”) is issued pursuant to the Vendor Master Services Agreement (the “Agreement”) dated as of the 29th day of September 2021, between PRECISIONvalue (Chicago), LLC (“Precision”) and SyraHealth (“Vendor”) and incorporates all of the terms and conditions therein.

Pursuant to the Agreement, Vendor has agreed to perform certain services in accordance with written Statements of Work, such as this one, entered into from time-to-time.

The parties hereby agree as follows:

1.	Term. The term of this SOW will commence as of the Effective Date and continue until completion of the Services, including receipt of all deliverables identified below.

2.	Services and Deliverables. Vendor shall perform the following services for Precision with respect to ad hoc medical writing requests, including, but not limited to: (the “Project”):

a.	Content development and updates

b.	Reference and submission management

Project Schedule Timeline: Individual timelines will be communicated with project requests. Vendor will have 1 business day to respond on whether project requests can be accommodated.

3.	Standards and Procedures. Vendor will provide the Services described in this SOW in compliance with the following: successful completion of requests utilizing SocialBridge and/or email, whichever is appropriate

4.	Fees and Expenses. Precision shall compensate Vendor for Services satisfactorily performed at an hourly rate of $75 for work completed by a Scientific Associate and $100 for work completed by a Medical Director. All hours must be submitted via Replicon on a weekly basis. Any charges incurred by the Vendor for the purchase of references not provided by Precision will be reimbursed by Precision; however, Vendor to confirm with Ami Gopalan via email prior to purchasing any references.

5.	Payment Schedule:

Invoices should be submitted via email to Ami Gopalan (ami.gopalan@precisionvh.com) at the end of each calendar month. Approved invoices shall be paid within thirty (30) days of receipt.

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6.	Additional Terms and Conditions.

7.	Counterparts: This SOW may be executed in two or more counterparts, each of which is deemed an original but all of which will constitute one and the same document

Accepted and Agreed to as of the date written above.

PRECISIONvalue (Chicago), LLC		SYRAHEALTH

By:	/s/ Kelly Wilder	By:	/s/ Deepika Vuppalanchi
Name:	Kelly Wilder	Name:	Deepika Vuppalanchi
Title:	Co- President	Title:	CEO
Date:	10-7-21	Date:	October 6th, 2021

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